Providence Energy Operators, LLC
16400 Dallas Parkway, Suite 400
Dallas, TX 75248

June 6, 2018

Sent Via Email: *fwitsell@PetroShareCorp.com*

PETROSHARE CORP.
7200 S. Alton Way, Suite B-220
Centennial, Colorado 80112
Attn: Mr. Frederick J. Witsell

RE: Acquisitions of Wattenberg Working Interests

Dear Fred:

This Letter Agreement ("**Agreement**"), when executed by the parties will memorialize the agreement between PetroShare Corp. ("***PETROSHARE***") and Providence Energy Operators, LLC ("***Providence***"), regarding acquisitions of certain oil and gas interests which have either occurred or are about to occur, as set forth below. PetroShare and Providence may be collectively referred to herein as the "Parties" and each, a "Party."

More specifically, Providence has acquired, or is attempting to acquire, with the assistance of PETROSHARE, oil and gas leasehold, working and other interests pursuant to (i) the Verdad Acquisition ("***Verdad Acquisition***"), (ii) the Anadarko Acquisition ("***Anadarko Acquisition***") and (iii) the Shea Acquisition, which may be substituted for the McIntosh DSU lease extension bonus payments subject to the terms and provisions of paragraph 18 below ("***Shea Equivalent Acquisition*** (collectively, the "***Acquisitions***" and each an "***Acquisition***"). In that these Acquisitions cover lands subject to the Amended and Restated Participation Agreement effective as of July 18, 2017, as amended, originally by and between PetroShare, Providence and Providence Energy Partners III,LP (the "Participation Agreement"), this Agreement is separate and distinct from the Participation Agreement and does not amend or limit the Participation Agreement in anyway, save and except as to the specifics set forth in this Agreement and any conflicting terms, in which case this Agreement shall prevail.

Accordingly, the terms of this Agreement are as follows:

1. Upon the full execution of a binding purchase and sale documents (the "***Acquisition Documents***") for any of the Acquisitions by Providence (and/or PETROSHARE in the case of the Anadarko Acquisition) and the selling party, Providence shall offer PETROSHARE its proportionate share of said Acquisition (based upon the terms of the Participation Agreement, including without limitation the Area of Mutual Interest provisions).

   PETROSHARE shall have five (5) business days after its receipt of the Acquisition Document(s) related to an Acquisition to confirm (a) its election to participate or not participate in the offered Acquisition (the "Election Period"), and (b) the percentage of the Acquisition it elects to

participate in (its "***Nominated Share***"). The percentage of said Nominated Share shall be at PETROSHARE's sole discretion and decision for any amount or percentage up to PETROSHARE's proportionate share under the Participation Agreement, but not less than 22.5% of the particular Acquisition.

2. Commencing on the day of Closing of an Acquisition in which PETROSHARE has timely elected to participate, PETROSHARE shall have a 90 day funding period (the "***Funding Period***") in which to pay to Providence for its Nominated Share of said Acquisition.

3. On or before expiration of the Funding Period for each Acquisition in which PETROSHARE elects to participate, PETROSHARE shall fund its Nominated Share of said Acquisition at a rate of 120% of the purchase price paid by Providence for PETROSHARE's Nominated Share of the Acquisition. (Note: This additional 20% add on is due to the cost of money to Providence.)

4. Notwithstanding anything contained herein to the contrary, in regards to any Acquisition made hereunder:
   a. PETROSHARE agrees to also take its Nominated Share of any vertical wells which are being acquired as part of any Acquisition made hereunder in which PETROSHARE participates.

   b. In the event PETROSHARE elects to participate in an Acquisition made hereunder, but fails to fully fund its full Nominated Share of the Acquisition before the expiration of the Funding Period, PETROSHARE shall pay Providence a break-up fee in an amount equal to 15% of the purchase price paid by Providence for the Nominated Share of said Acquisition (the "***Break-up Fee***").

5. Notwithstanding anything contained in this Agreement to the contrary, in regards to the Verdad Acquisition:
   a. PETROSHARE has already elected to take twenty-two and one half percent (22.5%) as its Nominated Share of this Acquisition, and the Parties shall execute the necessary documentation to further memorialize said election by PETROSHARE; and
   b. The Funding Period related to the Verdad Acquisition already commenced on May 9, 2018.

6. Notwithstanding anything contained herein to the contrary, in regards to the Anadarko Acquisition:
   a. PETROSHARE has already elected to take forty-five percent (45%) as its Nominated Share of this Acquisition;
   b. In the event PETROSHARE does not fund its Nominated Share before the expiration of the Funding Period, then, upon request by Providence, PETROSHARE shall immediately assign 100% of all its operational and regulatory rights and preferences in and to the lands and the units for the State 16 well and the Double J well ("***Anadarko DSU's***") to Providence (and its successors, assigns and designees), and PETROSHARE agrees to and shall:
      i. Fully support, and not obstruct, Providence (its assignees and designees) in the operational and regulatory efforts to develop the Anadarko DSUs;
      ii. Not compete with Providence (and its successors, assigns and designees) or impede or detract from Providence's development of the Anadarko DSUs;

iii. Not propose any wells or operations under the Participation Agreement and related JOA's without first obtaining written consent from Providence (which consent shall be at Providence's sole discretion), and any violation of this provision and process by PETROSHARE shall be null and void and of no effect; and

iv. Assign to Providence 100% of its right, title and interest in the Anadarko Acquisition, excluding those lands that are designated as swap acreage as set forth in the Anadarko Agreement.

c. In the event PETROSHARE has timely elected to participate in the Anadarko Acquisition, and has timely funded its Nominated Share of the Anadarko Acquisition, but has not commenced continuous drilling operations (as defined below) in at least one of Anadarko DSU's within 18 months from the Effective Date of said Acquisition (as defined in the Anadarko Acquisition documents), then the other supporting points in paragraph 6 above shall apply and PETROSHARE shall (i) assign all operational and regulatory rights and interests in both Anadarko DSUs to Providence , (ii) make best efforts to fully support and not detract from Providence and its operational and regulatory efforts to develop the DSUs and fulfill the Anadarko drilling and other obligations in the Anadarko Contract, and (iii) not in any way compete with or impede Providence's development as set forth in Section 6(b) above. Accordingly, in the event Providence takes over operations, PETROSHARE shall retain its acquired leasehold in the Anadarko DSU's as a non-operator only, but shall not have any operational or regulatory rights in the Anadarko DSU's.

d. In the event PETROSHARE does not commence continuous drilling operations on the remaining Anadarko DSU within 6 months from rig release from the initial Anadarko DSU, PETROSHARE shall have an additional 6 months commencing therefrom to fulfil its drilling obligations on said remaining DSU. Therefore, if Providence elected to takeover operations, Providence would have at least 6 months in which to fulfill the remaining drilling and/or earning obligations as to the DSU's.

e. Notwithstanding anything herein to the contrary, if PETROSHARE has not fulfilled the full obligations to fully earn and retain both DSUs (and 100% of the Anadarko DSU leasehold and all associated acreage acquired in or under the Anadarko Acquisition, by holding the leases through ongoing development activities and/or commercial production in compliance with and as set forth in the Anadarko Contract), within the later of (i) 30 months from the Effective Date of the Anadarko Contract, or (ii) 6 months prior to the expiration of the "Development Obligations" period under Section 10 of the Anadarko Contract (i.e., by November 20, 2020), then PETROSHARE shall immediately turn over operations to Providence of any DSU's not then fully earned, as set forth above.

f. For the purposes of this paragraph 6, continuous operations/continuous drilling operations shall mean, have a drilling rig capable of drilling to total measured depth, and shall continue operations in a prudent and operationally efficient manner.

7. Upon PETROSHARE's full funding of its Nominated Share of an Acquisition during the applicable Funding Period, Providence shall assign PETROSHARE its Nominated Share of the assets and interest acquired from said Acquisition.

8. The terms of this Agreement shall be binding on the Parties, and in the event all three of the Acquisitions do not close, then in regards to the Acquisitions that do close, all applicable terms stated herein shall be binding on the Parties with regards to said Acquisitions. So, for example, if the Shea Equivalent Acquisition and the Anadarko Acquisitions do not close, but the Verdad Acquisition does close, the terms of this Agreement shall be binding as they apply to the Verdad Acquisition.

9. Notwithstanding anything herein to the contrary, except as and unless expressly stated in this Agreement, nothing in this Agreement shall amend the Participation Agreement and related JOA's or limit Providence's rights thereunder.

10. If, at the expiration of the Funding Period for any of the Acquisitions, the Parties are in a sale process (meaning that a broker has been engaged and has commenced the formal sale process), then PETROSHARE shall have the right to extend the Funding Period for said Acquisition for an additional 60 days (i.e., to a total of a 150 day Funding Period). To exercise this option, PetroShare needs only to give written notice to Providence of its desire to exercise the option, after the requirements in the preceding sentence have occurred. However, in no event, shall any Funding Period be extended beyond December 31, 2018, without written consent of Providence (which shall be at Providence's sole discretion). For the Purposes of this Agreement, a "sale process" shall mean the Parties have engaged an independent third party broker and have commenced the formal sale process for all or substantially all of its Assets covered by the Participation Agreement.

    Notwithstanding the forgoing, if both Parties have executed a purchase and sale agreement ("PSA") for all or substantially all of the Assets covered by the Participation Agreement, and said PSA has not been terminated and is pending closing, then PetroShare's Funding Period for the remaining Acquisitions which are still pending, shall be suspended indefinitely, but not beyond the December 31, 2018 deadline.

11. Upon execution of this Agreement, Providence agrees to waive its "Preferential Right to Purchase" (as defined in Article XV, Section Q of the Participation Agreement) limited to PetroShare's acreage and interest in the Morning Gun Unit (covering lands in T7N, R63W).

12. PETROSHARE shall perform as contract operator for Providence as to the lands and interests acquired in any of the Acquisitions commencing upon the Closing of each such Acquisition, and remain as the contract operator under a Management Services Agreement ("MSA"), in the form attached hereto as Exhibit A, until termination or expiration of the Funding Period for said Acquisition. Providence shall pay PETROSHARE a contract operating fee of $1,350/well/month for such work. If PETROSHARE elects not to participate in any of the Acquisitions, then PETROSHARE's obligations to perform as contract operator shall immediate terminate as to the wells related thereto upon notice of same from Providence. Further, the MSA may be terminated (a) by Providence at any time for any reason, and (b) by PETROSHARE for any reason by giving Providence 60 days' notice of same.

13. The terms, covenants and conditions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. This Agreement, the Participation Agreement and Exhibits hereto set forth the entire agreement between the Parties with regards to the subject matter hereof and supersede all prior agreements or communications between the Parties, verbal or written, with respect to the specific subject matter herein contained. This Agreement may be amended only by signed written agreement of the Parties.

15. This Agreement shall terminate on the early of (a) the completion of or termination as the case may be, of the last Acquisition as described herein or (b) December 31, 2018.

16. The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between them, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, neither party shall be deemed the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

17. This Agreement may be executed by signing an original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument. A copy of this Agreement signed by one Party and delivered by e-mail transmission of a scan in .pdf format to the other Party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such Party.

18. The Parties understand and agree that the McIntosh DSU lease extension bonus payments may be substituted for the Shea acquisition if i) the Extraction trade should be agreed to by the Parties and is pending close, ii) PetroShare has obtained written consent from Providence management, and iii) the Parties have agreed in writing to terms governing the drilling and development of the McIntosh DSU and acreage (which may be similar to the terms provided herein governing the drilling and development of the Anadarko Acquisition).

If the foregoing is consistent with your understanding and is acceptable to you, please execute one copy of this Agreement and return it to us whereupon this Agreement shall become a binding agreement between the Parties. This Agreement may not be amended, or any provision thereof waived, unless each undersigned party consents in writing thereto.

Sincerely,

PROVIDENCE ENERGY OPERATORS, LLC

[signature]

David Bissmeyer, COO
PEC E&P, LLC, Manager

Accepted and agreed to this 6th day of June, 2018.

PETROSHARE CORP.

____

Frederick J. Witsell
President